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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

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[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-12

                                 PROVANT, INC.
                     ------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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          pursuant to Exchange Act Rule 0-11:

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Wednesday June 20, 2001 8:00 am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Calls for Election Process Free from Poison Pill

NEW YORK-- June 20, 2001

The Provant Committee To Restore Shareholder Value, which consists of long-term shareholders beneficially owning 13.6% of the common stock of Provant, Inc. (NASDAQ: POVT), made a formal request yesterday to Mr. John R. Murphy, the Chairman of Provant, to exempt the Committee from the provisions of the Shareholder Rights Plan ("poison pill") so as to allow any and all Provant shareholders freedom to join the Committee, and signal their concrete support of the Committee's efforts to rebuild shareholder value at the Company. As was indicated in the Committee's press release dated June 11, 2001, additional Provant shareholders have expressed interest in becoming part of the Committee, which together with existing members, would represent in excess of 25% of Provant's common stock.

In a letter to Mr. Murphy, the Committee pointed out its belief that Provant's poison pill was not designed to thwart the legitimate rights of long-term shareholders to express their concerns and propose alternatives in a collective way: to apply the provisions of the poison pill in this case would be a travesty of shareholder democracy and would clearly signal that the current corporate management is merely seeking to entrench its position in the Company.

The Committee anxiously awaits formal confirmation from the Board that it will not make use of the poison pill to restrict shareholders' freedoms or prevent the Committee from representing shareholders' interests.

The letter to John R. Murphy, Chairman of Provant, can obtained by calling Epic Partners at (646) 375-2123, or can be found on the Edgar database of the Securities and Exchange Commission (the "SEC").

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A filed by the Committee with the SEC on June 19, 2001 pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.